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                                                                    EXHIBIT 99.1

FIRST UNION REAL ESTATE INVESTMENTS
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AT THE COMPANY
Brenda J. Mixson
Chief Financial Officer
(212) 905-1104

                              FOR IMMEDIATE RELEASE

                       FIRST UNION REAL ESTATE INVESTMENTS
                       ANNOUNCES EXTERNALLY MANAGED STATUS


NEW YORK, NEW YORK, JUNE 1, 2000 --- FIRST UNION REAL ESTATE INVESTMENTS (NYSE:
FUR) announced that as expected, Daniel P. Friedman, its President and Chief Executive Officer, and David Schonberger and Anne Zahner, its Executive Vice Presidents, terminated their employment with First Union in accordance with their existing agreements. Mr. Friedman received a $1,001,000 severance payment and Mr. Schonberger and Ms. Zahner each received a severance payment of $630,000. As a result of these terminations, the previously announced asset management agreement between First Union and Radiant Partners, LLC, which is owned and controlled by Messrs. Friedman and Schonberger and Ms. Zahner, became effective and First Union became an externally managed REIT.

Radiant Partners will be responsible for administering and overseeing the business and financial affairs of First Union and its affiliates and will hire all First Union's remaining personnel, other than Brenda Mixson, its Chief Financial Officer, who will continue to be employed by First Union. Radiant will also reimburse First Union for the use of First Union's New York City headquarters. All property level management and Company accounting functions have been outsourced to third parties and will be paid for by First Union. First Union will also continue to engage professionals directly as and when needed.

As previously announced, Radiant Partners will receive a monthly fee of $125,000 for its services. First Union and Radiant Partners recently agreed that either party may terminate the agreement by notifying the other party prior to July 1, 2000 of its intention to terminate the agreement, in which case the agreement will terminate 30 days later and First Union will not be responsible for any incentive fee or termination payments otherwise provided under the agreement. There can be no assurance that the agreement will not be terminated prior to July 31, 2000.

Certain statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the Annual Report filed by the Company with the SEC on Form 10K/A.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed stapled-stock real estate investment trust (REIT) headquartered in New York, New York.